Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Second Quarter 2024 Results

NEW YORK, NY, August 2, 2024 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the quarter ended June 30, 2024.

SECOND QUARTER 2024 FINANCIAL HIGHLIGHTS

•$10.63 Book Value per share as of June 30, 2024 compared to $10.84 as of March 31, 2024(1)
•$10.37 Adjusted Book Value per share as of June 30, 2024 compared to $10.58 as of March 31, 2024(1)
◦Decrease of (2.0)% from March 31, 2024
◦Quarterly economic return on equity of (0.2)%(2)
•$(0.02) of Net Income/(Loss) Available to Common Stockholders per diluted common share during the second quarter 2024(3)
•$0.21 of Earnings Available for Distribution ("EAD") per diluted common share during the second quarter 2024(3)
•$0.19 dividend per common share declared in the second quarter 2024, an increase of 5.6% compared to $0.18 dividend per common share declared in the first quarter 2024

MANAGEMENT REMARKS

"Our second quarter financial results show the continued execution of our core business strategy and the compelling benefits of our recent WMC acquisition. We generated $0.21 per share of EAD during the quarter, covering our newly set $0.19 per share dividend, which represented a 5.6% increase from the prior quarter's dividend," said TJ Durkin, Chief Executive Officer and President. "Notably, as a result of our successfully executed $65 million follow-on senior unsecured notes offering in May, we efficiently addressed the September WMC convertible notes maturity with a more advantageous debt structure and ended the quarter by gaining entry in the Russell 3000® Index. We continue to have confidence in our investment portfolio performance and our ability to create long-term value for our stockholders."

INVESTMENT, FINANCING, AND CAPITAL MARKETS HIGHLIGHTS

•$6.9 billion Investment Portfolio as of June 30, 2024 compared to $6.2 billion as of March 31, 2024(4)
◦Purchased $423.2 million of Non-Agency and Agency-Eligible Loans
◦Purchased $428.5 million of Agency RMBS
◦Executed strategic sales of $19.9 million of Non-Agency RMBS
▪Includes $8.3 million of Non-Agency RMBS sold from the legacy portfolio acquired from Western Asset Mortgage Capital Corporation ("WMC")
◦Co-sponsored a rated securitization collateralized by $369.2 million of Agency-Eligible Loans and retained an "eligible vertical interest" which resulted in the purchase of $18.1 million of Non-Agency RMBS
◦Subsequent to quarter end, sold Non-Agency Loans for gross proceeds of $86.3 million
◦As of the date of this release, have a current pipeline of $187.4 million unpaid principal balance from Arc Home(5) and third-party originators which is inclusive of loans purchased in July 2024
•$6.5 billion of financing as of June 30, 2024 compared to $5.8 billion as of March 31, 2024(4)
◦$5.2 billion of non-recourse financing and $1.3 billion of recourse financing as of June 30, 2024
◦Executed a rated Agency-Eligible Loan securitization of $309.8 million of unpaid principal balance during the second quarter 2024, converting recourse financing with mark-to-market margin calls to non-recourse financing without mark-to-market margin calls
◦Issued $65.0 million principal amount of 9.500% senior notes due 2029 in a public offering generating net proceeds of approximately $62.4 million
•12.2x GAAP Leverage Ratio and 2.5x Economic Leverage Ratio as of June 30, 2024
•0.7% Net Interest Margin(6)
•$180.2 million of total liquidity as of June 30, 2024
◦Consisted of $120.9 million of cash and cash equivalents and $59.3 million of unencumbered Agency RMBS

INVESTMENT PORTFOLIO

The following summarizes the Company’s Investment Portfolio as of June 30, 2024(4) ($ in millions):

	Fair Value	Yield(7)	Financing	Cost of Funds(a), (8)	Equity
Residential Investments(b)	$6,187.1	5.9%	$5,801.6	5.3%	$385.5
Agency RMBS	564.5	6.0%	485.9	4.4%	78.6
Legacy WMC Commercial and Other Investments	120.6	14.5%	69.1	8.0%	51.5
Total Investment Portfolio	$6,872.2	6.1%	$6,356.6	5.3%	$515.6
Cash and Cash Equivalents	120.9	5.2%	—		120.9
Interest Rate Swaps(c)	24.1	1.4%	—		24.1
Arc Home(5)	35.0		—		35.0
Unsecured Notes(d)	—		174.2	9.6%	(174.2)
Non-interest earning assets, net	12.1		—		12.1
Total	$7,064.3		$6,530.8		$533.5

Total Investment Portfolio	$6,872.2	6.1%	$6,356.6	5.3%	$515.6
Less: Investments in Debt and Equity of Affiliates(b)	22.2	31.5%	3.6	8.0%	18.6
GAAP Investment Portfolio	$6,850.0	6.0%	$6,353.0	5.3%	$497.0

(a) Total cost of funds related to the financing on our investment portfolio and our unsecured notes is 5.4%. The cost of funds shown above includes the cost or benefit from our interest rate hedges. Total cost of funds as of June 30, 2024 excluding the cost or benefit of our interest rate hedges would be 5.5%.
(b) As of June 30, 2024, includes $22.2 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $14.9 million of Non-QM Securities and $7.3 million of Re/Non-Performing Securities.
(c) Fair value on interest rate swaps represents the sum of the net fair value of interest rate swaps and the margin posted on interest rate swaps as of June 30, 2024. Yield on interest rate swaps represents the net receive/(pay) rate as of June 30, 2024. The impact of the net interest component of interest rate swaps on cost of funds is included within the respective investment portfolio asset line items.
(d) Includes $78.8 million of 6.75% convertible senior unsecured notes due September 2024 assumed by MITT’s subsidiary in the WMC acquisition and $95.4 million of MITT’s 9.500% senior unsecured notes due 2029.

FINANCING PROFILE

The following summarizes the Company’s financing as of June 30, 2024(4) ($ in millions):

	Securitized Debt	Residential Bond Financing(a)	Residential Loan Financing	Agency Financing	Legacy WMC Commercial Financing(b)	Unsecured Notes(c)	Total
Financing Amount	$5,117.2	$421.0	$263.4	$485.9	$69.1	$174.2	$6,530.8
Cost of Funds(d), (8)	5.1%	6.4%	6.2%	4.4%	8.0%	9.6%	5.4%
Advance Rate	88%	56%	90%	96%	58%	N/A	N/A
Available Borrowing Capacity(e)	N/A	N/A	$1,536.6	N/A	N/A	N/A	$1,536.6
Recourse/Non-Recourse	Non-Recourse	Recourse/Non-Recourse	Recourse	Recourse	Recourse	Recourse	Recourse/Non-Recourse

Financing Amount	$5,117.2	$421.0	$263.4	$485.9	$69.1	$174.2	$6,530.8
Less: Financing in Investments in Debt and Equity of Affiliates	—	3.6	—	—	—	—	3.6
Financing: GAAP Basis	$5,117.2	$417.4	$263.4	$485.9	$69.1	$174.2	$6,527.2
(a) Includes financing on the retained tranches from securitizations issued by the Company and consolidated in the “Securitized residential mortgage loans, at fair value” line item on the Company’s consolidated balance sheets. Additionally, includes financing on Non-Agency RMBS included in the “Real estate securities, at fair value” and “Investments in debt and equity of affiliates” line items on the Company’s consolidated balance sheets.
(b) Includes financing on Commercial loans and CMBS included in the “Commercial loans, at fair value” and “Real estate securities, at fair value” line items, respectively, on the Company’s consolidated balance sheets.
(c) Includes $78.8 million of 6.75% convertible senior unsecured notes due September 2024 assumed by MITT’s subsidiary in the WMC acquisition and $95.4 million of MITT’s 9.500% senior unsecured notes due 2029.
(d) Total Cost of Funds shown includes the cost or benefit from the Company's interest rate hedges. Total Cost of Funds as of June 30, 2024 excluding the cost or benefit of our interest rate hedges would be 5.5%.
(e) The borrowing capacity under our residential mortgage loan warehouse financing arrangements is uncommitted by the lenders.

ARC HOME(5)

•Arc Home originated $604.0 million of residential mortgage loans during the second quarter 2024
◦MITT purchased loans with an unpaid principal balance of $133.6 million during the second quarter 2024 from Arc Home
•Arc Home generated an after-tax net gain of $0.6 million in the second quarter 2024 primarily resulting from unrealized gains in the fair value of Arc Home's mortgage servicing rights ("MSR") portfolio, offset by losses related to Arc Home's lending and servicing operations
◦MITT's portion of the after-tax net income was $0.3 million, prior to removing any gains on loans acquired by MITT from Arc Home which approximated $0.4 million during the second quarter 2024(a)
•As of June 30, 2024, the fair value of MITT’s investment in Arc Home was calculated using a valuation multiple of 0.94x book value, which increased from 0.89x book value at March 31, 2024
•Subsequent to quarter end, Arc Home opportunistically sold substantially all of its MSR portfolio consisting of $5.8 billion of unpaid principal balance generating ample liquidity to maintain a strong financial position to manage the current dynamics in the mortgage origination market

(a) MITT eliminates any gains or losses on loans acquired by MITT from Arc Home from the "Equity in earnings/(loss) from affiliates" line item and decreases or increases the cost basis of the underlying loans accordingly resulting in unrealized gains or losses, which are recorded in the "Net unrealized gains/(losses)" line item on the Company's consolidated statement of operations.

BOOK VALUE ROLL-FORWARD(1)

The below table provides a summary of our second quarter 2024 activity impacting book value as well as a reconciliation to adjusted book value ($ in thousands, except per share data).

	Amount	Per Diluted Share(3)
March 31, 2024 Book Value(1)	$319,093	$10.84
Common dividend	(5,600)	(0.19)
Equity based compensation	198	—
Earnings available for distribution ("EAD")	6,276	0.21
Net realized and unrealized gain/(loss) included within equity in earnings/(loss) from affiliates	829	0.03
Net realized gain/(loss)	1,963	0.07
Net unrealized gain/(loss)	(9,226)	(0.31)
Transaction related expenses and deal related performance fees	(503)	(0.02)
June 30, 2024 Book Value(1)	$313,030	$10.63
Change in Book Value	(6,063)	(0.21)

June 30, 2024 Book Value(1)	$313,030	$10.63
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.26)
June 30, 2024 Adjusted Book Value(1)	$305,511	$10.37

March 31, 2024 Book Value(1)	$319,093	$10.84
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.26)
March 31, 2024 Adjusted Book Value(1)	$311,574	$10.58

DIVIDENDS

The Company announced that on August 1, 2024 its Board of Directors (the "Board") declared third quarter 2024 preferred stock dividends as follows:

In accordance with the terms of its 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Board declared a quarterly cash dividend of $0.51563 per share on its Series A Preferred Stock;

In accordance with the terms of its 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series B Preferred Stock; and

In accordance with the terms of its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series C Preferred Stock.

The above dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on September 17, 2024 to preferred shareholders of record on August 30, 2024.

On June 13, 2024, the Board declared a second quarter dividend of $0.19 per share of common stock that was paid on July 31, 2024 to common stockholders of record as of June 28, 2024.

On May 2, 2024, the Board declared a quarterly dividend of $0.51563 per share on the Series A Preferred Stock, $0.50 per share on the Series B Preferred Stock, and $0.50 per share on the Series C Preferred Stock. The dividends were paid on June 17, 2024 to preferred stockholders of record as of May 31, 2024.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders, and analysts to participate in MITT’s second quarter earnings conference call on Friday, August 2, 2024 at 8:30 a.m. Eastern Time.

To participate in the call by telephone, please dial (800) 445-7795 at least five minutes prior to the start time. International callers should dial (203) 518-9848. The Conference ID is MITTQ224. To listen to the live webcast of the conference call, please go to https://event.on24.com/wcc/r/4646757/7EBF9761C43ED3FA12317D6022DF1E1D and register using the same Conference ID.

A presentation will accompany the conference call and will be available prior to the call on the Company’s website, www.agmit.com, under "Presentations" in the "News & Presentations" section.

For those unable to listen to the live call, an audio replay will be available on August 2, 2024 through 9:00 a.m. Eastern Time on September 2, 2024. To access the replay, please go to the Company’s website at www.agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a diversified credit and real estate investing platform within TPG.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT TPG ANGELO GORDON

Founded in 1988, Angelo, Gordon & Co., L.P. ("TPG Angelo Gordon") is a diversified credit and real estate investing platform within TPG. The platform currently manages approximately $80 billion across a broad range of credit and real estate strategies. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, adjusted book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, our ability to drive earnings power and to make MITT a more scaled and profitable pure-play residential mortgage REIT; our ability to create long-term value for our stockholders; whether our corporate debt structure will have the advantages anticipated or at all; failure to realize the anticipated benefits and synergies of the WMC acquisition, including whether we will achieve the savings and accretion expected within the anticipated timeframe or at all; our ability to continue to opportunistically rotate capital through sales of legacy WMC or other non-core assets; whether market conditions will improve in the timeline anticipated or at all; our ability to continue to grow our residential investment portfolio; our acquisition pipeline; our ability to invest in higher yielding assets through Arc Home, other origination partners or otherwise; our levels of liquidity, including whether our liquidity will sufficiently enable us to continue to deploy capital within the residential whole loan space as anticipated or at all; the impact of market, regulatory and structural changes on the market opportunities we expect to have, and whether we will be able to capitalize on such opportunities in the manner we anticipate; the impact of market volatility on our business and ability to execute our strategy; our trading volume and liquidity; our portfolio mix, including levels of Non-Agency and Agency mortgage loans; our ability to manage warehouse exposure as anticipated or at all; our levels of leverage, including our levels of recourse and non-recourse financing; our ability to repay or refinance corporate leverage; our ability to execute securitizations, including at the pace anticipated or at all; our ability to achieve our forecasted returns on equity on warehoused assets and post-securitization, including whether such returns will support earnings growth; changes in our business and investment strategy; our ability to grow our adjusted book value; our ability to predict and control costs; changes in inflation, interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; the impact of credit spread movements on our business; the impact of interest rate changes on our asset yields and net interest margin; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; the timing and amount of stock repurchases, if any; our capitalization, including the timing and amount of preferred stock repurchases or exchanges, if any; expense levels, including levels of management fees; changes in prepayment rates on the loans we own or that underlie our investment securities; our distribution policy; Arc Home’s performance, including its liquidity position and ability to manage current dynamics of the mortgage origination market; Arc Home’s origination volumes; the composition of Arc Home’s portfolio, including levels of MSR exposure; our percentage allocation of loans originated by Arc Home; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic or market conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments and Agency RMBS; our levels of EAD; market conditions impacting commercial real estate; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities; regional bank failures; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such factors may be updated from time to time in our filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All financial information in this press release is as of June 30, 2024, unless otherwise indicated.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Earnings Available for Distribution, investment portfolio, financing arrangements, and Economic Leverage Ratio, which are calculated by including or excluding unconsolidated investments in affiliates as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financial statements, provides supplemental information useful for investors to help evaluate our financial performance. However, our management team also believes that our definition of EAD has important limitations as it does not include certain earnings or losses our management team considers in evaluating our financial performance. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Securitized residential mortgage loans, at fair value - $675,429 and $645,876 pledged as collateral, respectively	$5,791,846	$5,358,281
Residential mortgage loans, at fair value - $206,902 and $315,225 pledged as collateral, respectively	214,386	317,631
Residential mortgage loans held for sale, at fair value - $87,077 and $0 pledged as collateral, respectively	87,077	—
Commercial loans, at fair value - $66,753 and $66,303 pledged as collateral, respectively	66,753	66,303
Real estate securities, at fair value - $625,296 and $155,115 pledged as collateral, respectively	689,929	162,821
Investments in debt and equity of affiliates	54,351	55,103
Cash and cash equivalents	120,912	111,534
Restricted cash	27,522	14,039
Other assets	47,325	40,716
Total Assets	$7,100,101	$6,126,428

Liabilities
Securitized debt, at fair value	$5,117,189	$4,711,623
Financing arrangements	1,235,805	767,592
Convertible senior unsecured notes	78,849	85,266
Senior unsecured notes	95,380	—
Dividend payable	5,600	1,472
Other liabilities	33,776	32,107
Total Liabilities	6,566,599	5,598,060
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $227,991 aggregate liquidation preference	220,472	220,472
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 29,474 and 29,437 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	295	294
Additional paid-in capital	824,106	823,715
Retained earnings/(deficit)	(511,371)	(516,113)
Total Stockholders’ Equity	533,502	528,368

Total Liabilities & Stockholders’ Equity	$7,100,101	$6,126,428

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2024	June 30, 2023
Net Interest Income
Interest income	$99,815	$60,788
Interest expense	83,434	49,429
Total Net Interest Income	16,381	11,359

Other Income/(Loss)
Net interest component of interest rate swaps	2,367	1,784
Net realized gain/(loss)	1,963	1,944
Net unrealized gain/(loss)	(9,226)	(206)
Total Other Income/(Loss)	(4,896)	3,522

Expenses
Management fee to affiliate	1,753	2,061
Non-investment related expenses	2,746	2,574
Investment related expenses	3,491	2,232
Transaction related expenses	481	396
Total Expenses	8,471	7,263

Income/(loss) before equity in earnings/(loss) from affiliates	3,014	7,618

Equity in earnings/(loss) from affiliates	911	438
Net Income/(Loss)	3,925	8,056

Dividends on preferred stock	(4,586)	(4,586)

Net Income/(Loss) Available to Common Stockholders	$(661)	$3,470

Earnings/(Loss) Per Share of Common Stock
Basic	$(0.02)	$0.17
Diluted	$(0.02)	$0.17

Weighted Average Number of Shares of Common Stock Outstanding
Basic	29,474	20,249
Diluted	29,474	20,249

NON-GAAP FINANCIAL MEASURES

Earnings Available for Distribution

This press release contains Earnings Available for Distribution ("EAD"), a non-GAAP financial measure. Our presentation of EAD may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define EAD, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on loans, real estate securities, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition, disposition, or securitization of our investments as well as transaction related expenses incurred in connection with the WMC acquisition, (iii) accrued deal-related performance fees payable to third party operators to the extent the primary component of the accrual relates to items that are excluded from EAD, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, (vi) any bargain purchase gains recognized, and (vii) certain other nonrecurring gains or losses. Items (i) through (vii) above include any amount related to those items held in affiliated entities. Transaction related expenses referenced in (ii) above are primarily comprised of costs incurred prior to or at the time of executing our securitizations and acquiring or disposing of residential mortgage loans. These costs are nonrecurring and may include underwriting fees, legal fees, diligence fees, and other similar transaction related expenses. Recurring expenses, such as servicing fees, custodial fees, trustee fees and other similar ongoing fees are not excluded from earnings available for distribution. Management considers the transaction related expenses to be similar to realized losses incurred at the acquisition, disposition, or securitization of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates EAD on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. EAD includes the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income/(loss) or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to EAD for the three months ended June 30, 2024 and 2023 is set forth below (in thousands, except per share data):

	Three Months Ended
	June 30, 2024	June 30, 2023
Net Income/(loss) available to common stockholders	$(661)	$3,470
Add (Deduct):
Net realized (gain)/loss	(1,963)	(1,944)
Net unrealized (gain)/loss	9,226	206
Transaction related expenses and deal related performance fees	503	452
Equity in (earnings)/loss from affiliates	(911)	(438)
EAD from equity method investments(a), (b)	82	(94)
Earnings available for distribution	$6,276	$1,652
Earnings available for distribution, per Diluted Share	$0.21	$0.08
(a) For the three months ended June 30, 2024 and 2023, $0.7 million or $0.02 per share and $1.4 million or $0.07 per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives, and other asset impairments were excluded from EAD, net of deferred tax expense or benefit. Additionally, for the three months ended June 30, 2024 and 2023, $1.7 million or $0.06 per share and $0.0 million or $0.00 per share, respectively, of unrealized changes in the fair value of our investment in Arc Home were excluded from EAD.
(b) For the three months ended June 30, 2024 and 2023, we eliminated $0.4 million or $0.01 per share and $0.3 million or $0.02 per share, respectively, of intra-entity profits recognized by Arc Home, and also decreased the cost basis of the underlying loans we purchased by the same amount.

The components of EAD for the three months ended June 30, 2024 and 2023 are set forth below (in thousands, except per share data):

	Three Months Ended
	June 30, 2024	June 30, 2023
Net Interest Income	$17,381	$12,927

Net interest component of interest rate swaps	2,367	1,784

Arc Home EAD	(444)	(1,114)
Less: Gains on loans sold to MITT(a)	(405)	(341)
Arc Home EAD to MITT	(849)	(1,455)

Management fee to affiliate	(1,753)	(2,061)
Non-investment related expenses	(2,746)	(2,574)
Investment related expenses	(3,538)	(2,383)
Dividends on preferred stock	(4,586)	(4,586)
Operating Expense	(12,623)	(11,604)

Earnings available for distribution	$6,276	$1,652
Earnings available for distribution, per Diluted Share	$0.21	$0.08
(a) EAD excludes our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. We eliminated such gains recognized by Arc Home and also decreased the cost basis of the underlying loans we purchased by the same amount. Upon reducing our cost basis, unrealized gains are recorded within net income based on the fair value of the underlying loans at quarter end.

Economic Leverage Ratio

This press release contains Economic Leverage Ratio, a non-GAAP financial measure. Our presentation of Economic Leverage Ratio may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define GAAP leverage as the sum of (1) Securitized debt, at fair value, (2) GAAP Financing arrangements, net of any restricted cash posted on such financing arrangements, (3) Convertible senior unsecured notes, (4) Senior unsecured notes, and (5) the amount payable on purchases that have not yet settled less the financing remaining on sales that have not yet settled. We define Economic Leverage, a non-GAAP metric, as the sum of: (i) our GAAP leverage, exclusive of any fully non-recourse financing arrangements, (ii) financing arrangements held through affiliated entities, net of any restricted cash posted on such financing arrangements, exclusive of any financing utilized through AG Arc, inclusive of any adjustment related to unsettled trades as described in (5) in the previous sentence, and exclusive of any non-recourse financing arrangements and (iii) our net TBA position (at cost), if any.

The calculation in the table below divides GAAP leverage and Economic Leverage by our GAAP stockholders’ equity to derive our leverage ratios. The following table presents a reconciliation of our Economic Leverage ratio to GAAP Leverage ($ in thousands).

June 30, 2024	Leverage	Stockholders’ Equity	Leverage Ratio
Securitized debt, at fair value	$5,117,189
GAAP Financing arrangements	1,235,805
Convertible senior unsecured notes	78,849
Senior unsecured notes	95,380
Restricted cash posted on Financing arrangements	(3,369)
GAAP Leverage	$6,523,854	$533,502	12.2x
Financing arrangements through affiliated entities	3,559
Non-recourse financing arrangements(a)	(5,173,748)
Economic Leverage	$1,353,665	$533,502	2.5x
(a) Non-recourse financing arrangements include securitized debt and other non-recourse financing arrangements.

Footnotes
(1)    Book value is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($220.5 million). Adjusted book value is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($228.0 million).
(2)    The economic return on equity represents the change in adjusted book value per share during the period, plus the common dividends per share declared over the period, divided by adjusted book value per share from the prior period.
(3)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(4)    Our Investment Portfolio consists of Residential Investments, Agency RMBS, and WMC Legacy Commercial Investments, all of which are held at fair value. Our financing is inclusive of Securitized Debt, which is held at fair value, Financing Arrangements, Convertible Senior Unsecured Notes, and Senior Unsecured Notes. Throughout this press release where we disclose our Investment Portfolio and the related financing, we have presented this information inclusive of (i) securities owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP, but exclusive of our Convertible Senior Unsecured Notes and Senior Unsecured Notes. This press release excludes investments through AG Arc LLC unless otherwise noted.
(5)     We invest in Arc Home LLC, a licensed mortgage originator, through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $35.0 million as of June 30, 2024, representing a 44.6% ownership interest.
(6)    Net interest margin is calculated by subtracting the weighted average cost of funds on our financing from the weighted average yield for our Investment Portfolio, which excludes cash held.
(7)    The yield on our investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter end. Our calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on fair value.
(8)    The cost of funds at quarter end is calculated as the sum of (i) the weighted average funding costs on recourse financing outstanding at quarter end, (ii) the weighted average funding costs on non-recourse financing outstanding at quarter end, and (iii) the weighted average of the net pay or receive rate on our interest rate swaps outstanding at quarter end. The cost of funds at quarter end are weighted by the outstanding financing at quarter end, including any non-recourse financing.